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                                                                   EXHIBIT 10.35


                    SEPARATION AGREEMENT AND GENERAL RELEASE


     I, Terrence M. Hunt, understand that my employment with Kent Electronics Corporation, successor by merger to Futronix Acquisition Company (the "Company"), in Houston, Texas is terminated effective February 29, 2000 (the "Termination Date").

     I have been offered and agree to accept from the Company separation pay in a lump sum payment in the total amount of One Hundred Sixty-Five Thousand Twenty-Two and No/100 Dollars ($165,022.00), less payroll withholdings (the "Termination Compensation"). I understand and agree that this money is not otherwise due me and is an option being exercised by the Company, as provided in the Employment Agreement dated as of October 7, 1996 between Kent Electronics Corporation, Futronix Acquisition Company and me (the "Employment Agreement"). I further understand that unless the Company and I enter into this Separation Agreement and General Release (the "Agreement"), I do not have a right to any of the separation benefits described in this document. The separation pay will be paid after the revocation period has expired and within 45 days after the Termination Date.

     In consideration for the Termination Compensation, I voluntarily and knowingly waive, release, and discharge the Company, its parent, successors, subsidiaries, affiliates, employees, officers, directors, owners, and agents (the "Other Entities") from all claims, liabilities, demands, and causes of action of any kind whatsoever, at common law, statutory, constitutional, or otherwise, known or unknown, arising on or before the Termination Date, which I may have or claim to have against the Company and/or the Other Entities directly or indirectly attributable to my relationship or association with the Company and/or the Other Entities, except for the Company's obligations with respect to the Termination Compensation. I agree not to file a lawsuit to assert any such claims. This waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, Section 451 of the Texas Labor Code, and the Texas Commission on Human Rights Act, (2) claims for breach of contract, (3) claims for personal injury, harm, or other damages (whether intentional or unintentional), (4) claims growing out of any legal restrictions on the Company's right to terminate its employees, (5) claims for wages or any other compensation, or (6) claims for benefits (except those for which rights are vested under applicable plan documents) including, without limitation, those arising under the Employee Retirement Income Security Act.

     Notwithstanding anything herein contained to the contrary, my execution of this Separation Agreement and General Release shall not affect, inhibit, alter or amend any of the respective rights, liabilities and obligations of Landlord or Tenant pursuant to a Lease Agreement dated November 12, 1993, by and between
T. M. Hunt, Trustee, as Landlord, and Futronix Corporation, as Tenant, which Lease was assigned to the Company by operation of law as a result of merger. Any such rights, liabilities and obligations shall continue from and after the date of this Agreement and may be enforced by any of the parties to the Lease in any manner authorized by the Lease or the laws of the State of Texas.


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     In further consideration for the Termination Compensation, I agree not to seek reinstatement or future employment with the Company. I understand that nothing herein relieves me of any covenants regarding confidential information, noncompetition and non-solicitation to which I agreed in the Employment Agreement or the Reorganization Agreement dated September 25, 1996.

     I understand and agree not to discuss or disclose any of the terms of this Separation Agreement and General Release with any person or entity except for my spouse, my attorney, my tax advisor, and government tax authorities or except as required by law.

     I understand that I have the right to discuss all aspects of this Separation Agreement and General Release with a private attorney, have been encouraged to do so by the Company, and have done so to the extent I desired. Further, I understand that I have up to twenty-one (21) days after the Termination Date to sign this Separation Agreement and General Release in order to consider all of its terms. This Separation Agreement and General Release may be revoked by me in writing to the Company within seven (7) days after I sign it, and it shall not become effective or enforceable until the revocation period has expired. If this Separation Agreement and General Release is not signed by me within the twenty-one (21) day period after the Termination Date, I understand that it automatically is revoked and is null and void.

     I have carefully read and fully understand all of the terms of this Separation Agreement and General Release. I understand that this Separation Agreement and General Release sets forth the entire agreement between the Company and me. I acknowledge that I have not relied upon any representations or statements, written or oral, not set forth in this document.

     This Separation Agreement and General Release shall be governed by and interpreted under the laws of the State of Texas without regard to Conflict of Laws.

     AGREED AND ACCEPTED on this 15th day of March, 2000.


                                            /s/ Terrence M. Hunt
                                            --------------------
                                            Terrence M. Hunt

STATE OF TEXAS              )
                            )
COUNTY OF HARRIS            )

     This instrument was acknowledged before me on the 15th day of March, 2000, by the person known to me to be Terrence M. Hunt.


                                      /s/ Ermelinda A. Ortiz
                                      ----------------------
                                      Notary Public, State of TEXAS

                                      Printed Name of Notary: Ermelinda A. Ortiz
                                                              ------------------

                                      My Commission Expires:  2-22-2003
                                                              ---------


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